CONRAD MIR CONSULTING AGREEMENT

This consulting agreement ("Agreement") is entered into on the date last written below by and between Advaxis, Inc. ("COMPANY") and Conrad Mir ("CONSULTANT"). This Agreement is effective as of December 1, 2008.

COMPANY desires to retain CONSULTANT as an independent contractor to perform certain consulting services on the basis set forth more fully below.

In consideration of the mutual promises contained herein, COMPANY and CONSULTANT agree as follows:

1. Services/Undertakings .CONSULTANT agrees, for the term of this Agreement, that he shall provide the COMPANY with advice and assistance in investor relations and communications, including public relations. Notwithstanding anything to the contrary in this Agreement, CONSULTANT shall not offer or solicit on behalf of COMPANY any investment in company securities of any kind. Any security purchase of any kind must be offered by the COMPANY for consideration, acceptance, and execution by COMPANY or its authorized broker/dealer.

2. Payment for Services. COMPANY shall pay CONSULTANT $7,500 per month payable on the 20th of the month ("Fees"), together with reimbursement for CONSULTANT's direct costs and out of pocket expenses incurred by CONSULTANT in the performance of the Services hereunder. CONSULTANT shall seek prior written approval from COMPANY for any direct costs or out of pocket expenses in excess of $1,000.00. CONSULTANT shall submit monthly invoices to COMPANY for its direct costs and out of pocket expenses during the preceding month accompanied, to the extent applicable, by vouchers or receipts evidencing such costs and expenses. Upon termination of this Agreement for any reason, CONSULTANT will be paid Fees, direct costs and out of pocket expenses for work which is then in progress, up to and including the effective date of such termination.

3. Taxes. The fees payable under this Agreement shall not be construed to include local, state or federal sales, use, excise, personal property or similar taxes or duties (hereinafter "Taxes") and any such Taxes other than Taxes based on the net income of CONSULTANT shall be assumed and paid for by COMPANY.

4. Employment Taxes and Benefits. CONSULTANT acknowledges and agrees that it shall be the obligation of CONSULTANT to report in accordance with applicable laws and regulations as income compensation received by CONSULTANT pursuant to this Agreement.

5. Relationship of Parties. CONSULTANT shall perform the Services under the general direction of COMPANY, but CONSULTANT shall determine, in CONSULTANT's sole discretion, the manner and means by which the Services are accomplished, subject to the express condition that CONSULTANT shall at all times comply with applicable law. CONSULTANT is an independent contractor, is not an agent or employee of COMPANY, and has no authority

whatsoever to bind COMPANY by contract or otherwise. Nothing contained in this Agreement shall be deemed to create any association, partnership, joint venture, or relationship of principal and agent or employer and employee between the parties hereto or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party.

6. Working Facilities. CONSULTANT shall perform the work at CONSULTANT's facility.

7. COMPANY Property. CONSULTANT acknowledges that COMPANY will retain ownership of documents owned by COMPANY and delivered to CONSULTANT by COMPANY for CONSULTANT's use in the performance of Services under this Agreement. CONSULTANT agrees to return to COMPANY such documents, and any copies thereof, in CONSULTANT's possession at any time upon COMPANY's reasonable request or upon termination of this Agreement, except as COMPANY may, by prior written permission, allow CONSULTANT to retain.

8. Proprietary Rights in Work Product and Data. COMPANY shall own the work product and data developed by CONSULTANT in performing Services for COMPANY, and any intellectual property rights thereto, including copyrights, trade secrets and inventions, whether patentable or not, embodied therein; provided, however, that CONSULTANT shall retain, own, and have the right to use for all purposes, including providing services to third parties, all know-how, methodologies, concepts, processes and techniques conceived, used and/or developed by CONSULTANT in performing the Services.

9. Confidentiality. Each party (the "Receiving Party") agrees to hold the Confidential Information of the other party (the "Disclosing Party") in confidence and not to disclose such Confidential Information to any third parties. For purposes hereof, "Confidential Information" shall include all confidential and proprietary information of the Disclosing Party disclosed to the Receiving Party, which is marked as confidential. Confidential Information shall not include information which: (a) at the time it was disclosed to the Receiving Party, was in the public domain or was in the Receiving Party's rightful possession free of any obligation of confidence; (b) entered the public domain after disclosure without breach of any party's confidentiality obligations; or (c) was independently developed by the Receiving Party.

10. Termination. This Agreement shall commence on December 1, 2008 (the "Effective Date") and shall continue thereafter for a period of one year (the "Term"), and as it may be amended by the parties from time to time, and shall terminate on the anniversary of its Effective Date, unless the parties, in writing, agree to extend the Term. Notwithstanding the foregoing, this Agreement may be terminated as follows:

11.1 Either party may terminate this Agreement in the event of a material breach by the other party of any of its obligations contained herein if such breach continues uncured for a period of thirty (30) days after written notice of such breach to the other party;

11.2 Either party may terminate this Agreement upon written notice to the other party if either party is adjudicated bankrupt, files a voluntary petition of bankruptcy, makes a general assignment for the benefit of creditors, is unable to meet its obligations in the normal course of business as they fall due or if a receiver is appointed on account of insolvency; or

11.3 Either party may terminate this Agreement for its convenience upon thirty (30) days' prior written notice to the other.

11. Warranties.

12.1 CONSULTANT represents and warrants that the Services performed under this Agreement will be performed in a workmanlike manner. The foregoing warranty is in lieu of all other warranties, express, implied or statutory, including but not limited to any warranties of merchantability, fitness for a particular purpose or noninfringement of third party rights. In the case of a breach of warranty by CONSULTANT, COMPANY's sole and exclusive remedy shall be, and CONSULTANT's sole and exclusive obligation shall be, at CONSULTANT's option, for CONSULTANT to correct the defects or refund the Fees paid hereunder.

12.2 COMPANY represents and warrants to CONSULTANT that all marketing materials provided by COMPANY hereunder do not infringe on any third party intellectual property or contractual rights.

12. Limitations on Damages; Hold Harmless.

13.1 CONSULTANT will not be liable for any loss of use, interruption of business, or any indirect, special, incidental or consequential damages of any kind (including lost profits) in connection with the terms of this Agreement and/or its subject matter, regardless of the form of action, whether in contract, tort (including negligence), strict product liability, or otherwise, even if CONSULTANT has been advised of the possibility of such damages. CONSULTANT's aggregate liability to COMPANY under this Agreement will be limited to an amount equal to the payments received by CONSULTANT from COMPANY for the performance of Services hereunder.

13.2 In the event of any claim, demand or action against CONSULTANT by a third party, which claim alleges damage or injury to such party or liability to such party (collectively, "Liability"), arising out of or in connection with the work undertaken by CONSULTANT, CONSULTANT's deliverables to COMPANY hereunder, or other acts or omissions by CONSULTANT, COMPANY agrees to defend, indemnify and hold CONSULTANT harmless from such Liability and all expenses (including attorneys' fees) incurred in connection with or relating thereto not proximately caused by CONSULTANT's gross negligence or intentional wrongdoing.

13.3 COMPANY agrees to defend, indemnify and hold CONSULTANT harmless from and against any claim, demand, or action by a third party arising out of any breach by COMPANY.

13. Other Projects. COMPANY acknowledges that CONSULTANT may, concurrent with the engagements undertaken for COMPANY, undertake other assignments. No such assignments will be with a pharmaceutical or immunotherapy company. COMPANY agrees that, subject to CONSULTANT's compliance with its obligations as set forth above with respect to COMPANY's Confidential Information, such concurrent engagements shall not be deemed to create any conflict of interest.

14. General.

(a) Notices. All notices permitted or required under this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally, (ii) by overnight courier upon written notification of receipt, (iii) by telecopy or facsimile transmission when confirmed by telecopier or facsimile transmission, or (iv) by certified or registered mail, return receipt requested, five (5) days after deposit in the mail. All notices must be sent to the address first described above or to such other address that the receiving party may have provided for the purpose of notice in accordance with this Section.

(b) Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, or any other cause which is beyond the reasonable control of such party.

(c) Waiver. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

(d) Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by a court of competent jurisdiction, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and the invalid provision shall be deemed amended to the fullest extent allowable by applicable law to effect the purposes of said provision.

(e) Controlling Law. This Agreement shall be governed in all respects by the laws of the United States of America and the State of New Jersey as such laws are applied to agreements entered into and to be performed entirely within New Jersey between New Jersey residents.

(f) Entire Agreement. This Agreement states the entire agreement between the parties regarding the subject matter hereof and supersede all prior proposals, purchase orders, invoices, agreements, or other communications between the parties, oral or written, regarding

such subject matter. This Agreement shall not be amended, changed or modified unless done so in a writing signed by CONSULTANT and an authorized representative of the COMPANY.

IN WITNESS WHEREOF, the parties hereto have signed this Consulting Agreement as of the date written below.

Advaxis, Inc. COMPANY:	Conrad Mir CONSULTANT:
_______________________	_______________________
By: Thomas A Moore	By: Conrad Mir
Title: Chairman and CEO____________	Title: ____________________
Date: ____________________	Date: ____________________